                                                                     EXHIBIT 2.1

                          ASSET CONTRIBUTION AGREEMENT


                                  dated as of


                               February __, 1997


                                 by and between


                               USR HOLDINGS, INC.


                                      and


                               U.S. RENTALS, INC.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
1.  Contribution of Assets...............................................    1
    ----------------------
      1.1   Contributed Assets...........................................    1
      1.2   Excluded Assets..............................................    1
      1.3   Restricted Assets............................................    2
      1.4   "As Is" Condition............................................    2
      1.5   Further Assurances...........................................    2
      1.6   Special Power of Attorney....................................    3
            1.6.1   Appointment..........................................    3
            1.6.2   Persons Authorized...................................    3
            1.6.3   Scope................................................    3
      2.1   Assumed Liabilities..........................................    3
      2.2   Excluded Liabilities.........................................    4
      2.3   Further Assurances...........................................    4

3.  Issuance of Common Stock.............................................    4
    ------------------------
            3.1   Issuance of Common Stock...............................    4

4.  Covenants............................................................    4
    ---------
            4.1   Access.................................................    4
            4.2   Reimbursement..........................................    4
            4.3   Confidentiality........................................    5
            4.4   Transfer Employees.....................................    5

5.  Representations and Warranties.......................................    5
    ------------------------------
            5.1   Holdings...............................................    5
                  5.1.1   Organization...................................    5
                  5.1.2   Authorization; Binding.........................    6
            5.2   Company................................................    6
                  5.2.1   Organization...................................    6
                  5.2.2   Authorization Binding..........................    6
                  5.2.3   Authorization, Issuance of Capital Stock.......    6

6.  Indemnification......................................................    7
    ---------------
            6.1   Holdings' Indemnity....................................    7
            6.2   Company's Indemnity....................................    7
            6.3   Limitation on Indemnification..........................    7
                  6.3.1   Longer Indemnification Period..................    7
            6.4   Notice of Claims.......................................    7
            6.5   Amount.................................................    8
            6.6   Defense................................................    8

7.  Tax Matters..........................................................    9
    -----------
            7.1   Indemnification for Taxes..............................    9
            7.2   Review of Tax Returns; Tax Audits......................    9
            7.3   Cooperation............................................   10

8.  Dispute Resolution...................................................   10
    ------------------
            8.1   Dispute Resolution.....................................   10
                  8.1.1   Negotiation....................................   10
                  8.1.2   Mediation......................................   11
                  8.1.3   Arbitration....................................   11
                  8.1.4   Extension of Time Periods......................   11

9.  Miscellaneous........................................................   11
    -------------
            9.2   Bulk Transfer Laws.....................................   11
            9.3   Expenses...............................................   11
            9.4   Amendments; Waivers....................................   11
            9.5   Integration............................................   12
            9.6   Interpretation; Governing Law..........................   12
            9.7   Headings...............................................   12
            9.8   Counterparts...........................................   12
            9.9   Successors and Assigns.................................   12
           9.10   Representation by Counsel; Interpretation..............   12
           9.11   Specific Performance...................................   12
           9.12   Time is of the Essence.................................   12
           9.13   Notices................................................   12

10. Certain Definitions..................................................   13
    -------------------

                          ASSET CONTRIBUTION AGREEMENT


          THIS ASSET CONTRIBUTION AGREEMENT (this "AGREEMENT") is dated as of February __, 1997 by and between U.S. Rentals, Inc., a Delaware corporation ("COMPANY"), and USR Holdings, Inc. a California corporation ("HOLDINGS"). Capitalized terms are defined in Section 10. Company and Holdings agree as follows:

                                   BACKGROUND
                                   ----------

A. Holdings is engaged in the equipment rental business. Holdings also has certain non-operating assets and liabilities.

B. A registration statement with respect to Company's initial public offering of Common Stock has been declared effective. The Board of Directors of Holdings has determined that it is in the best interests of Holdings and its sole stockholder to contribute Holdings' equipment rental business to Company and to have Company assume the liabilities relating to such business in exchange for all of Company's outstanding capital stock.

C. Holdings and Company have determined that it is desirable to set forth their agreement with respect to Holdings' transfer of certain assets to, and the assumption of certain liabilities by, Company and the issuance by Company of Common Stock to Holdings.


                          1.  CONTRIBUTION OF ASSETS.
                              ----------------------

1.1  CONTRIBUTED ASSETS.  Except as to any Restricted Assets, Holdings
     ------------------
     contributes, conveys, grants, assigns, transfers and delivers to Company, and Company accepts from Holdings, all of the assets, properties, rights and privileges of every kind and nature whatsoever, real and personal, tangible and intangible, absolute or contingent, wherever located, owned or held for use by Holdings in the conduct of the Business as of the Contribution Date and not listed on SCHEDULE 1 (the "CONTRIBUTED ASSETS").

1.2  EXCLUDED ASSETS.  "EXCLUDED ASSETS" are only those assets listed on
     ---------------
     SCHEDULE 1 and:

     (a)  the consideration delivered to Holdings pursuant to this Agreement;
          and

     (b) cash equal to the greater of (i) 48% of Holdings' regular taxable income, or (ii) 38% of Holdings' alternative taxable income for the period from January 1, 1997 through the Contribution Date. To accomplish the foregoing, Holdings' regular and alternative taxable income for such period will be estimated by Holdings, and cash equal to the greater of 48% or 38% respectively, of such estimated amount will be retained by Holdings on the Contribution Date. If Holdings' actual taxable income or alternative taxable income during such period is subsequently determined to be more or less than the estimated taxable income taken into account pursuant to the preceding sentence, the difference, as computed in (i) or (ii) above, will be transferred by Holdings to Company or by Company to Holdings, as appropriate. For purposes of the foregoing, regular taxable income represents the sum of Holdings' regular taxable income items from Form 1120S, Schedule K, for the period from January 1, 1997 through the Contribution Date, and alternative taxable income represents regular taxable income (as defined above) plus the alternative minimum tax adjustments and tax preference items reflected on Form 1120S, Schedule K.

1.3  RESTRICTED ASSETS.  Holdings and Company will use their respective best
     -----------------
     efforts to obtain the Approval of any third party that is required in connection with the transfer of the Restricted Assets and upon receipt of such Approval such Restricted Assets will, without any further consideration or action of the parties, be deemed to be contributed, conveyed, granted, assigned and transferred to Company and will thereafter constitute part of the Contributed Assets as if they had been so contributed, conveyed granted, assigned and transferred on the Contribution Date. If for any reason any Restricted Asset cannot be transferred to Company, as a result of the inability to obtain a required Approval or otherwise, the parties will use their respective best efforts to give Company the economic benefits of such Restricted Asset as if it had been transferred to Company.

1.4  "AS IS" CONDITION.  The Contributed Assets are conveyed to and accepted by
     -----------------
     Company in an "as is" condition, free of any warranties or representations whatsoever, and Holdings EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO.

1.5  FURTHER ASSURANCES.  Holdings will, without further consideration, at any
     ------------------
     time and from time to time after the date of this Agreement, (a) execute and deliver to Company such further instruments of sale, conveyance, assignment and transfer, and (b) take such other action, all upon the reasonable request of Company, to further document or evidence the contribution, conveyance, grant, assignment, transfer and delivery of all or any portion of the Contributed Assets to Company, to assure and confirm to any other person the ownership of the Contributed Assets by Company, and to permit Company to exercise any of the franchises, rights, licenses or privileges intended to be contributed, granted, conveyed, assigned, transferred and delivered pursuant to this Agreement.

1.6  SPECIAL POWER OF ATTORNEY.
     -------------------------

     1.6.1  APPOINTMENT. Holdings appoints Company its true and lawful attorney-
            -----------
            in-fact to:

            (a) execute, acknowledge and deliver all such further assignments, transfers, conveyances, deeds, bills of sale or other instruments, documents or assurances as may be required to transfer to or vest in Company or to protect the right, title and interest of Company in the Contributed Assets; and

            (b) accept and endorse and deposit for Company's own account instruments, drafts, checks, notes and other similar items payable to Holdings (or presented in payment to Company) for any of the Contributed Assets.

     1.6.2  PERSONS AUTHORIZED. This special power of attorney may be exercised
            ------------------
            on behalf of Company by any officer of Company by affixing the manual or facsimile signature of any such officer of Company to any such instrument or other document.

     1.6.3  SCOPE. Holdings further gives and grants to Company full power and
            -----
            authority to do and perform every act necessary and proper to be done in the exercise of the foregoing powers as fully as Holdings might or could do, with full power of substitution and revocation, hereby ratifying and confirming all that Company lawfully does or causes to be done by virtue of this Agreement. This special power of attorney is coupled with an interest and is irrevocable.


                    2.  ASSUMPTION OF CERTAIN LIABILITIES.
                        ---------------------------------

2.1  ASSUMED LIABILITIES.  Except as to the Excluded Liabilities, Company
     -------------------
     assumes any and all Liabilities of Holdings, relating to or arising out of the operation of the Business (the "ASSUMED LIABILITIES").

2.2  EXCLUDED LIABILITIES. "EXCLUDED LIABILITIES" include only those liabilities
     --------------------
     listed on SCHEDULE 1 and any Liability relating solely to the Excluded Assets.

2.3  FURTHER ASSURANCES.  Upon the reasonable request of Holdings at any time,
     ------------------
     and from time to time, after the date of this Agreement, without further consideration, Company will execute and deliver such further instruments of assumption and take such other actions as Holdings reasonably requires of Company to further document or evidence the assumption of the Assumed Liabilities, including, but not limited to, the execution of such instruments as may be requested by any creditor, lessor or any other person whose consent is required to consummate the transactions contemplated by this Agreement.


                         3. ISSUANCE OF COMMON STOCK.
                            ------------------------

3.1  ISSUANCE OF COMMON STOCK.  On the Contribution Date, Company will deliver
     ------------------------
     to Holdings certificates representing 20,748,975 shares of Company's Common Stock, $0.01 par value, registered in the name of Holdings (the "HOLDINGS SHARES"), and Holdings acknowledges receipt of them.


                                 4. COVENANTS.
                                    ---------

4.1  ACCESS.  Holdings will give Company reasonable access during Holdings'
     ------
     normal business hours and upon reasonable prior notice to all books and records of Holdings relating to the Contributed Assets, the Assumed Liabilities and the operations of the Business. Company will have the right at its own expense to make copies of such materials to the extent that they relate to the operations of the Business. Company will give Holdings reasonable access during Company's normal business hours and upon reasonable prior notice to all books and records relating to the Excluded Assets, Restricted Assets, and Excluded Liabilities. Holdings will have the right at its own expense to make copies of such materials to the extent they relate to the Excluded Assets, Restricted Assets, and Excluded Liabilities.

4.2  REIMBURSEMENT.  Holdings will reimburse Company for such amounts as Company
     -------------
     may reasonably request from time to time in connection with any services provided, or costs, expenses, obligations or liabilities incurred, by Company after the Contribution Date in connection with the Excluded Assets and Excluded Liabilities. Any such payment will be made within thirty days of receipt of a reasonably detailed invoice.

 4.3 CONFIDENTIALITY.  The parties to this Agreement will hold in strict
     ---------------
     confidence all information concerning the other in its possession or furnished by the other pursuant to this Agreement. The foregoing does not extend to portions of the information that (a) are or become generally available to the public other than as a result of a disclosure by such party or its representatives or (b) become available to such party or its representatives on a non-confidential basis from a source that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Neither party will release or disclose such information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless disclose is compelled by judicial or administrative process or, pursuant to an opinion of its counsel, by other requirements of law. If either party is requested in any proceeding to disclose information concerning the other, it will give the other party prompt written notice of such request so that the other party may seek an appropriate protective order, and use commercially reasonable efforts, upon the request and at the expense of the other party, to obtain assurances that the confidentiality of such information will be maintained.

4.4  TRANSFER EMPLOYEES.  As of the Contribution Date, Company will offer to
     ------------------
     employ, on an at will basis (except for William F. Berry and John S. McKinney, who will be employed by Company pursuant to employment agreements), all of the employees of Holdings. Company will offer to employ Holdings' employees at the same rates of compensation and otherwise on the same terms and conditions of employment, including, to the extent practicable, employee benefits, as exist with respect to such employees' employment by Holdings. Company's employees previously employed by Holdings will receive, to the extent practicable, credit for prior service with Holdings for eligibility and vesting purposes in any of Holdings' Benefit Programs and Company's employees who participated in any Holdings' Benefit Program immediately prior to their employment by Company will participate, to the extent practicable, immediately in Company's equivalent Benefit Program.


                       5. RERESENTATIONS AND WARRANTIES.
                          ------------------------------

5.1  HOLDINGS.  Holdings represents and warrants to Company that:
     --------

     5.1.1 ORGANIZATION. Holdings is a corporation duly organized, validly
           ------------
           existing and in good standing under the laws of the State of California with all necessary corporate power and authority to execute, deliver and perform this Agreement.

     5.1.2 AUTHORIZATION; BINDING NATURE. The execution, delivery and
           -----------------------------
           performance of this Agreement by Holdings has been duly and validly authorized by the Board of Directors of Holdings and by all other necessary corporate action on the part of Holdings. This Agreement constitutes the legally valid and binding obligation of Holdings, enforceable in accordance with its terms.

5.2  COMPANY.  Company represents and warrants to Holdings that:
     -------

     5.2.1 ORGANIZATION. Company is a corporation duly organized, validly
           ------------
           existing and in good standing under the laws of the State of Delaware with all necessary corporate power and authority to execute, deliver and perform this Agreement.

     5.2.2 AUTHORIZATION BINDING. The execution, delivery and performance of
           ---------------------
           this Agreement by Company has been duly and validly authorized by the Board of Directors of Company and by all other necessary corporate action on the part of Company. This Agreement constitutes the legally valid and binding obligation of Company, enforceable in accordance with its terms.

     5.2.3 AUTHORIZATION, ISSUANCE OF CAPITAL STOCK.  As of the Contribution
           ----------------------------------------
           Date, the authorized capital stock of Company will consist of 100,000,000 shares of Common Stock, par value $0.01 per share and 10,000,000 shares of Preferred Stock, par value $0.01 per share. No shares of capital stock of the Company other than the Holdings Shares will be issued and outstanding immediately prior to the closing of the IPO. As of the Contribution Date, the Holdings Shares will be validly issued, fully paid and nonassessable and will represent all of the issued and outstanding securities of Company prior to the IPO. As of the Contribution Date, there will be no outstanding Contracts or other rights or obligations to subscribe for, to purchase, to issue or grant any rights to acquire, any securities of Company, or to restructure or recapitalize Company, other than stock options granted under Company's 1997 Performance Award Plan and the underwriting agreement relating to the IPO. As of the Contribution Date, there will be no outstanding Contracts of Company to repurchase, redeem or otherwise acquire any securities of Company.

                              6. INDEMNIFICATION.
                                 ---------------

6.1  HOLDINGS' INDEMNITY.  Holdings will indemnify and hold the Company
     -------------------
     Indemnified Persons harmless from and against any Loss incurred by any Company Indemnified Person to the extent that such Loss arises from (a) any breach by Holdings of any warranty or the inaccuracy of any representation of Holdings contained in this Agreement or (b) any of the Excluded Liabilities and Excluded Assets.


6.2  COMPANY'S INDEMNITY.   Company will indemnify and hold the Holdings
     -------------------
     Indemnified Persons harmless from and against any Loss incurred by a Holdings Indemnified Person to the extent that such Loss arises from (a) any breach by Company of any warranty or the inaccuracy of any representation of Company contained in this Agreement, (b) any of the Assumed Liabilities, Contributed Assets, or Restricted Assets or (c) the operations of the Business either before or after the Contribution Date.

6.3  LIMITATION ON INDEMNIFICATION.  The indemnification provided for under this
     -----------------------------
     Section 6 will terminate five years after the Contribution Date (and no claims will be made by any party indemnified under this Section 6 thereafter).

     6.3.1 LONGER INDEMNIFICATION PERIOD. The foregoing does not apply to the
           -----------------------------
           following:

     (a) any Loss that an indemnified party has notified the indemnifying party about in accordance with the requirements of Section 6.5 on or before the date such indemnification would otherwise terminate in accordance with this Section 6.4; as to such loss, the obligation of the indemnifying party will continue until the liability of the indemnified party has been determined pursuant to this Article 6 and the indemnifying party has reimbursed the indemnified for the full amount of such Loss in accordance with this Section 6; or

     (b)   any Environmental Loss.

6.4  Notice of Claims.  If a party hereto believes that it has suffered or
     ----------------
     incurred any Loss, it will notify the other party, promptly, describing such Loss, the amount of it, if known, and the method of computing such amount, all with reasonable detail. If any action at law or suit in equity is instituted by or against a third party with respect to which any of the indemnified persons intends to claim any liability or expense as Loss under this Section 6, any such indemnified person will promptly notify the indemnifying party of such action or suit. In any event, failure of the indemnified party to notify the indemnifying party under this Section 6.5 will not abrogate the indemnified party's right to indemnification except to the extent that the indemnifying party has been actually prejudiced by the failure to receive notice.

6.5  AMOUNT. The amount to which an indemnified person will be entitled under
     ------
     this Section 6 will be determined by agreement between the indemnified person and the indemnifying party. If the parties are unable to agree upon such amount, the indemnifying party will pay any amount agreed upon between the parties and the remainder will be determined in accordance with Section 8.

6.6  DEFENSE.  The indemnifying party will be entitled to participate in, and to
     -------
     the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the notice described in Section 6.6, to assume the defense of any third party claim, action or suit, with counsel satisfactory to such indemnified party; but, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party has reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties will have the right to select separate counsel to assert such legal defenses and otherwise to participate in the defense of such action on behalf of such indemnified party or parties.
     Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 6 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (a) the indemnified party has employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence, (b) the indemnifying party has not employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the suit, action or proceeding or (c) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (a) or (c) is applicable, such liability will be only in respect of the counsel referred to in such clause (a) or (c). The indemnifying party will not agree to any settlement of a third party claim, action or suit that does not include a full release of any further liability on the party of the indemnified party with respect to all matters at issue. The indemnifying party will not agree to any settlement of a third party claim, action or suit without the indemnified party's written consent; but the indemnified party will not unreasonably withhold its consent to any settlement solely for monetary damages to be paid by the indemnifying party.


                               7.0 TAX MATTERS.
                                   -----------

7.1  INDEMNIFICATION FOR TAXES.  Except as provided in this Section, Company
     -------------------------
     will be responsible for, and will indemnify Holdings against, any Liability for Taxes relating to the Business for any period (or portion thereof) ending on or before the Contribution Date that are or may become payable by Holdings in connection with the Business or the transfer of the Business to Company pursuant to this Agreement. In addition, if any audit or similar adjustment is made after the date of this Agreement to Holdings' taxable income attributable to the Business for any period beginning before the Contribution Date, and such adjustment results in additional income Taxes being required to be paid by the Principal Stockholder as a result of Holdings' status as an S corporation during such period, Company will pay to Holdings (for subsequent distribution to the Principal Stockholder) an amount equal to the additional Taxes imposed on the Principal Stockholder as a result of the adjustment; but, the foregoing payment shall not take into account any additional Taxes attributable to an adjustment to Holdings' taxable income that relates to the Excluded Assets or Excluded Liabilities. Holdings will be responsible for, and shall indemnify Company against, any Liability for Taxes relating to the Excluded Assets or Excluded Liabilities.

7.2  REVIEW OF TAX RETURNS; TAX AUDITS.  Company has the right to review any
     ---------------------------------
     Tax return of Holdings prior to its filing to the extent it relates to Taxes for which Company could be responsible pursuant to Section 7.1, and Holdings will consult with Company in good faith regarding any positions taken therein. Without Company's written consent (which may not be unreasonably withheld), Holdings will not take any position in such return inconsistent with past practices to the extent such position, if successfully challenged, could result in an indemnification payment by Company pursuant to Section 7.1. Company will be responsible for, and will have the right to control the examination or audit (and disposition thereof) of any Tax Return of Holdings insofar as such audit relates to matters that could give rise to an indemnification payment by Company pursuant to this Agreement; but Holdings will have the opportunity to participate in any such proceedings and to approve the disposition thereof to the extent it could result in additional liability of Holdings or the Principal Stockholder for Taxes that Company would not be responsible for pursuant to Section 7.1 above.

7.3  COOPERATION.  After the Contribution Date, Company and Holdings will
     -----------
     provide each other with cooperation, information and documents reasonably required or requested relating to Taxes, including but not limited to, in connection with (a) the preparation and filing of any Tax return, amended Tax return, or claim for refund, (b) determining any Tax liability or a right to refund of Taxes, (c) conducting or defending any audit or other proceeding in respect of Taxes, or (d) effectuating the terms of this Agreement. Without limiting the foregoing, Company will provide Holdings, at no expense to Holdings, and its affiliates with all assistance requested by Holdings (including the services of Company's tax personnel) in connection with the preparation of Tax returns relating to periods (or portions thereof) ending on or before the Contribution Date. The parties hereto will retain, and cause their affiliates to retain, all Tax return schedules and work papers, and other material records and documents relating thereto, until the expiration of the statute of limitations for the taxable years to which such Tax returns and other documents relate or until the final determination of any Tax in respect of such years, if earlier.


                            8. DISPUTE RESOLUTION.
                               ------------------

8.1  DISPUTE RESOLUTION.  The parties will attempt in good faith to resolve any
     ------------------
     dispute arising out of or relating to this Agreement or the Schedules in the following priority:

     8.1.1  NEGOTIATION. Those executives of the parties who have authority to
            -----------
            settle the controversy and have direct responsibility for administration of the relationships established pursuant to this Agreement will attempt in good faith to negotiate a settlement. Any party having a dispute or claim will give the other party written notice stating the nature of the dispute in reasonable detail. Within ten (10) days after delivery of the notice, the receiving party will submit to the other a written response also in reasonable detail. The notice and the response will include (a) a statement of each party's position and a summary of arguments supporting that position and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within ten (10) days after delivery of the written response, the executives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

     8.1.2  MEDIATION. If the matter has not been resolved by persons referred
            ---------
            to above within thirty (30) days of the disputing party's notice, the parties will endeavor to settle the dispute by non-binding mediation under the CPR Model Procedure for Mediation of Business Disputes then in effect on the date of notice of dispute. Unless the parties agree otherwise in writing, the neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR.

     8.1.3  ARBITRATION. If the matter has not been resolved pursuant to non-
            -----------
            binding mediation within thirty (30) days of the initiation of such non-binding mediation procedure, or if either party does not agree to participate in such mediation, then, at the written request of either party, the dispute will be settled by binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes. Unless otherwise agreed to by the parties in writing, there will be three arbitrators, each party to select one such arbitrator and the third to be selected by the other two from the CPR Panels of Distinguished Neutrals. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. 1-16, and judgment upon the arbitration award rendered may be entered by any court with competent jurisdiction. The place of arbitration will be San Francisco, California unless otherwise agreed to by the parties. The arbitrators are not empowered to award punitive damages or damages in excess of actual damages.

     8.1.4  EXTENSION OF TIME PERIODS. All time periods specified in this
            -------------------------
            Section regarding negotiation, mediation or arbitration may be extended by mutual agreement.


                                 9. MISCELLANEOUS.
                                    -------------

9.1  TERMINATION; INTEGRATED PLAN.  The transactions contemplated by this
     ----------------------------
     Agreement are part of an integrated plan for the capitalization of the Company and include the IPO. This Agreement will terminate on the withdrawal of the registration statement relating to the IPO.

9.2  BULK TRANSFER LAWS.  Company and Holdings waive compliance with any
     ------------------
     applicable bulk sales laws.

9.3  EXPENSES.  Company will pay all expenses incident to the negotiation,
     --------
     preparation and performance of this Agreement and the transactions contemplated hereby.

9.4  AMENDMENTS; WAIVERS.  Amendments, waivers, consents and approvals under
     -------------------
     this Agreement must be in writing and designated as such. No failure or delay in exercising any right under this Agreement will be deemed a waiver of such right.

9.5  INTEGRATION.  This Agreement is the entire agreement between the parties
     -----------
     pertaining to its subject matter, and supersedes all prior agreements and understandings of the parties in connection with such subject matter.

9.6  INTERPRETATION; GOVERNING LAW.  This Agreement is to be construed as a
     -----------------------------
     whole and in accordance with its fair meaning. This Agreement is to be interpreted in accordance with the laws of the State of California.

9.7  HEADINGS.  Headings of Sections and subsections are for convenience only
     --------
     and are not a part of this Agreement.

9.8  COUNTERPARTS.  This Agreement may be signed in one or more counterparts,
     ------------
     all of which constitute one agreement.

9.9  SUCCESSORS AND ASSIGNS.  This Agreement is binding upon and inures to the
     ----------------------
     benefit of each party and such party's respective heirs, personal representatives, successors and assigns. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies upon any other person.

9.10 REPRESENTATION BY COUNSEL; INTERPRETATION.  Each party acknowledges that it
     -----------------------------------------
     has been represented by counsel in connection with this Agreement. Any rule of law, including, but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived.

9.11 SPECIFIC PERFORMANCE.  The parties acknowledge that in view of the
     --------------------
     uniqueness of the matters contemplated by this Agreement, neither party would have an adequate remedy at law for money damages if this Agreement is not being performed in accordance with its terms. Each party therefore agrees that the other party will be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the other party may be entitled.

9.12 TIME IS OF THE ESSENCE.  Time is of the essence in the performance of each
     ----------------------
     provision of this Agreement.

9.13 NOTICES.  Any notice to be given hereunder must be in writing and delivered
     -------
     as follows (or to another address designated in writing):


     IF TO U.S. RENTALS, INC.:                IF TO HOLDINGS:
     -------------------------                --------------
     1581 Cummins Drive, Suite 155            1516 Pontius Avenue
     Modesto, California  95358               Los Angeles, California  90025
     Attention:  President                    Attention:  Secretary

                           10. CERTAIN DEFINITIONS.
                               -------------------

        As used in this Agreement, the following definitions apply:

        "ACTION" means any pending or threatened action, arbitration, litigation, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

        "AGREEMENT" means this Asset Contribution Agreement, as amended or supplemented, together with all Schedules.

        "APPROVAL" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

        "ASSUMED LIABILITIES" has the meaning set forth in Section 2.1(a).

        "BENEFIT PROGRAM" means an employee benefit program, including, but not limited to, group health, dental, life, disability and profit sharing programs.

        "BUSINESS" means the operating business carried on by Holdings before the Contribution Date.

        "COMPANY INDEMNIFIED PERSONS" means, collectively, Company and Company's directors, officers, employees, agents, attorneys, consultants, successors and assigns.

        "CONTRACTS" means all contracts, personal property leases, security agreements, guaranties and other documents and arrangements with customers, suppliers and others relating to the operation of the Business.

        "CONTRIBUTED ASSETS" has the meaning set forth in Section 1.1.

        "CONTRIBUTION DATE" means the closing date of the IPO.

        "CPR" means Center for Public Resources.

        "EMPLOYEE BENEFITS LIABILITIES" means any Liabilities to or related to employees of the Business, including any Liability of Holdings or the Business in connection with any employee benefit plans (whether or not subject to the Employee Retirement Income Security Act of 1974, as amended) and pension plans or any employment, labor, collective bargaining or union contracts, and including any fines, taxes, penalties or related charges payable to any party in connection with any of the foregoing plans or contracts.

        "ENVIRONMENTAL LOSS" means all Losses arising from Liabilities incurred, suffered in connection with, related to or resulting from the presence at any time of any Hazardous Substance at any real property owned or leased by Holdings prior to the Contribution Date in connection with the Business and all fixtures and improvements attached thereto.

        "EXCLUDED LIABILITIES" has the meaning set forth in Section 2.2.

        "EXCLUDED ASSETS" has the meaning set forth in Section 1.2.

        "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

        "HAZARDOUS SUBSTANCE" means (a) substances that are defined or listed in, or otherwise classified, or that may come to be so defined, listed or classified pursuant to any applicable statutes, laws, rules or regulations, as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import, (b) any oil, petroleum or petroleum derived substance, (c) any drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal resources, (d) any flammable substances or explosives, (e) any radioactive materials, (f) asbestos in any form, (g) urea formaldehyde foam insulation, (h) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (i) pesticides or (j) any other chemical, material or substance, exposure to that is prohibited, limited or regulated by any governmental authority or that may or could pose a hazard to the health and safety of any persons in the vicinity of any real property owned or leased by Holdings prior to the Contribution Date in connection with the Business and all fixtures and improvements attached thereto.

        "HOLDINGS INDEMNIFIED PERSONS" means, collectively, Holdings and Holdings' directors, officers, employees, agents, attorneys, consultants, successors and assigns.

        "HOLDINGS SHARES" has the meaning set forth in Section 3.

        "IPO" means Company's initial public offering of its Common Stock.

        "LIABILITIES" means any debts, liabilities and obligations, absolute or contingent, matured, or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever and however arising, and all costs and expenses relating thereto (including reasonable attorneys' fees and costs for outside and in-house counsel), and including, but not limited to, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

        "LOSSES" means any loss, damage or cost resulting from or relating to any Liability.

        "PERSON" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

        "PRINCIPAL STOCKHOLDER" means Richard D. Colburn and his heirs, executors, administrators, successors and assigns.

        "RESTRICTED ASSETS" means those Contributed Assets the transfer of which to Company requires the Approval of a third party and which Approval has not been obtained on the Contribution Date.

        "TAXES" means any federal, state, local or foreign income, franchise, gross receipts, property, sales, use license, excise, employment, payroll, withholding or minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, fines, penalties or additions with respect thereto.

          IN WITNESS WHEREOF, each of Company and Holdings has caused this Agreement to be duly executed on its behalf as of the date first above written.

                                           Company:

                                           U.S. RENTALS, INC.


                                           By:______________________________
                                           Name:____________________________
                                           Title:___________________________


                                           Holdings:

                                           USR HOLDINGS, INC.


                                           By:______________________________
                                           Name:____________________________
                                           Title:___________________________

                                   SCHEDULE 1

                    EXCLUDED ASSETS AND EXCLUDED LIABILITIES
                    ----------------------------------------


                                      1-1